Exhibit 99.2

Arbor Rapha Capital Bioholdings Corp. I Announces Closing of

$172.5 Million Initial Public Offering

Includes Exercise of Underwriters’ Over-Allotment Option in Full

NEW YORK, NY, November 2, 2021 — Arbor Rapha Capital Bioholdings Corp. I (the “Company”) (NASDAQ: ARCKU) announced today the closing of its initial public offering of 17,250,000 units at $10.00 per unit, including 2,250,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The units are listed on The Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “ARCKU” on October 29, 2021. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “ARCK” and “ARCKW,” respectively.

The Company was founded by Arbor Rapha Capital LLC. The Board of Directors includes Ivan Kaufman, Kevin Slawin, M.D., Cyrus Walker, Avery Modlin and Ralph Mack. The Company is a “blank check” company formed for the purpose of effecting a merger, a capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to capitalize on our management team’s experience and expertise to identify attractive acquisition opportunities in the biopharmaceutical sector, with a focus on disruptive technologies with the potential to transform healthcare and dramatically improve the lives of patients.

Cantor Fitzgerald & Co. (“Cantor”) acted as the sole book-running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Cantor, Attention: Capital Markets, c/o Cantor Fitzgerald & Co., 499 Park Avenue, 5th Floor, New York, New York 10022, or by email at prospectus@cantor.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Arbor Rapha Capital Bioholdings Corp. I

info@arcbiocorp.com

https://arcbiocorp.com/